Exhibit 99.1

Contacts:

Robert I. Blum	Clay A. Kramer (investors)
EVP, Corporate Development and Commercial Operations & CBO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS, INCORPORATED REPORTS
THIRD QUARTER 2005 FINANCIAL RESULTS
Company Reports Progress in Cancer and Heart Failure Programs and Corporate Development
SOUTH SAN FRANCISCO, CA, OCTOBER 26, 2005 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $1.9 million for the third quarter of 2005. Net loss for the third quarter of 2005 was $10.1 million, or $0.35 per share. As of September 30, 2005, cash, cash equivalents, restricted cash and marketable securities totaled $85.5 million.
“In the third quarter, Cytokinetics reported encouraging evidence of anti-cancer activity for ispinesib, our novel kinesin spindle protein inhibitor and lead anti-cancer drug candidate, emerging from a broad Phase II clinical trials program being conducted by GlaxoSmithKline and the National Cancer Institute,” stated James H. Sabry, M.D., Ph.D. President and Chief Executive Officer. “Moreover, we initiated a Phase I clinical trial of CK-1827452, our novel cardiac myosin activator, which is being developed for the treatment of heart failure. Taken together, we are pleased with the clinical progress for our novel cytoskeletal-based approaches for the potential treatment of cancer and heart failure.”
Third Quarter Company Highlights
•	Cytokinetics reported data arising from a planned interim analysis of Stage 1 data from a Phase II clinical trial conducted by GlaxoSmithKline (GSK) evaluating ispinesib as monotherapy in the second- or third-line treatment of patients with locally advanced or metastatic breast cancer whose disease has recurred or progressed despite treatment with anthracyclines and taxanes. The trial’s primary endpoint is response rate as determined using RECIST criteria. To date, the best overall responses have been 3 confirmed partial responses observed in 33 evaluable patients. The clinical trial employs a Green-Dahlberg design, which requires the satisfaction of pre-defined efficacy criteria in the first stage to allow advancement to the second stage of patient enrollment and treatment. The observed anti-tumor activity satisfied the pre-defined efficacy criteria required to move forward to the next stage. GSK is now proceeding to full enrollment of 55 evaluable patients in this clinical trial.

•	Cytokinetics reported data from a planned interim analysis for one of the two-arms of the Phase II clinical trial conducted by GSK evaluating ispinesib as monotherapy in the second-line treatment of patients with platinum-refractory or platinum-sensitive non-small cell lung cancer. The trial’s primary endpoint is response rate as determined using RECIST criteria. To date, the best overall responses observed in the platinum-refractory treatment arm have been disease stabilization observed in 5 of 20 or 25% of patients. For these patients, median time to disease progression was 12 weeks compared to 6 weeks in the overall treatment population. The clinical trial also employs a Green-Dahlberg design, which requires the satisfaction of pre-defined efficacy criteria in each treatment arm to allow advancement to the second stage of patient enrollment and treatment in that treatment arm. In Stage 1 of the platinum-refractory treatment arm of this clinical trial, ispinesib administered as a one-hour infusion every three weeks did not satisfy the pre-defined efficacy criteria required to move forward to full enrollment. The platinum-sensitive treatment arm of this clinical trial continues towards the interim-analysis stage.

•	Cytokinetics amended its Collaborations and License Agreement with GSK regarding the development of SB-743921, the second KSP inhibitor being developed under our collaboration with GSK. Under this amendment, Cytokinetics will expand its role in clinical research and development and funding of SB-743921 for the indications of non-Hodgkin’s lymphoma, Hodgkin’s lymphoma and multiple myeloma. This amendment provides Cytokinetics the opportunity to explore these additional therapeutic indications for SB-743921 under an expanded development program now being pursued jointly by Cytokinetics and GSK and exemplifies the Company’s progression in its clinical developmental abilities. GSK retains certain rights to develop and commercialize SB-743921 in the additional indications being pursued by Cytokinetics.
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Cytokinetics Q3 Financials Press Release
October 26, 2005

•	GSK continued to enroll patients in a Phase II clinical trial designed to evaluate ispinesib as monotherapy in the second-line treatment of patients with advanced ovarian cancer.

•	GSK continued to enroll patients in three dose-escalating Phase Ib clinical trials. Each of these clinical trials is designed to evaluate the safety, tolerability, and pharmacokinetics of ispinesib in combination with a leading anti-cancer therapeutic, one in combination with carboplatin, the second in combination with capecitabine, and the third in combination with docetaxel.

•	The National Cancer Institute (NCI), in collaboration with GSK, continued patient enrollment in several additional Phase II clinical trials of ispinesib. In these trials, ispinesib is being evaluated in the first-line or second-line treatment of patients with head and neck cancers, the second-line treatment of patients with hormone-refractory prostate cancer, the second-line treatment of patients with colorectal cancer, the first-line treatment of patients with hepatocellular cancer and the first-line treatment of patients with melanoma. In addition, the NCI plans to initiate an additional Phase II clinical trial to evaluate the potential efficacy of ispinesib as second-line treatment of patients with renal cell cancer.

•	The NCI, in collaboration with GSK, continued patient enrollment in two additional Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib on a more dose-dense schedule than the other clinical trials being conducted by GSK or the NCI. One clinical trial is enrolling patients with advanced solid tumors that have failed to respond to all standard therapies and the other clinical trial is enrolling patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.

•	Cytokinetics initiated a Phase I clinical trial with CK-1827452, a novel small-molecule activator of cardiac myosin, for the treatment of patients with heart failure. This Phase I clinical trial, conducted in the United Kingdom, is a double-blind, randomized, placebo-controlled trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamic profile of this drug candidate in normal healthy volunteers. This dose-escalating clinical trial will also measure effects of the drug candidate on left ventricular function assessed through serial echocardiograms.

•	Data relating to CK-1827452 were presented at the 2005 Annual Heart Failure Society of America Meeting. CK-1827452 increased indices of left ventricular systolic function and cardiac output, decreased left ventricular filling pressures and increased cardiac oxygen efficiency in a dog model of heart failure in a manner that supports the therapeutic hypothesis. In addition, the data demonstrate that CK-1827452 selectively activates cardiac myosin. In cardiac myocytes, CK-1827452 was shown to increase contractility without changes in the cellular calcium transient, a finding consistent with its mechanism of action.
Financials
Revenues from research and development collaborations for the third quarter of 2005 were $1.9 million, compared to revenues in the third quarter of 2004 of $2.4 million. Revenues included payments for research collaborations with GSK and AstraZeneca. The decline in collaborative research revenues for the third quarter of 2005, as compared to the third quarter of 2004, was primarily the result of the receipt of a $0.3 million milestone payment from GSK related to the advancement of another mitotic kinesin target in collaborative research in the third quarter of 2004, along with a reduction in funding of $0.3 million by GSK in the third quarter of 2005.
Total research and development (R&D) expenses for the third quarter of 2005 were $9.3 million compared to $9.5 million for the same period in 2004. The reduction in spending in the third quarter of 2005 when compared to the same quarter in 2004 was largely the result of timing of expenses associated with our research programs.
Total general and administrative (G&A) expenses for the third quarter of 2005 were $3.3 million compared to $3.6 million in the third quarter of 2004. The decreased spending in the third quarter of 2005, over the third quarter in 2004 was primarily due to lower expenses associated with outside services.
The net loss for the three months ended September 30, 2005, was $10.1 million, or $0.35 per share. This compares to a net loss for the same period in 2004 of $10.2 million, or $0.36 per share.
Cytokinetics also reported results of its operations for the nine months ended September 30, 2005. Revenues from research, development collaborations and grants for the nine months ended September 30, 2005 were $6.8 million, compared to revenues of $11.2 million for the same period in 2004. The decline in collaborative research revenues for the first nine

Cytokinetics Q3 Financials Press Release
October 26, 2005

months of 2005, as compared to the same period in 2004, was primarily the result of the receipt of $3.3 million in milestone payments from GSK along with a reduction in funding of $1.1 million by GSK in the first nine months of 2005. The milestone payments were derived from a $3.0 million milestone related to the initiation of Phase II clinical trials for ispinesib earned in the first quarter of 2004 and a $0.3 million milestone related to the advancement of another mitotic kinesin target in collaborative research in the third quarter of 2004.
Total R&D expenses for the nine months ended September 30, 2005 were $29.8 million, compared to $28.7 million for the same period in 2004. An increase in expenses related to the development of Cytokinetics’ drug candidates for the treatment of congestive heart failure and expenses related to research programs were the primary reasons for the increased spending in 2005.
Total G&A expenses for the nine months ended September 30, 2005 were $9.9 million compared to $8.7 million for the same period in 2004. The increased spending in the first nine months of 2005, over the same period in 2004, was primarily due to additional outside services associated with the cost of being a public company.
The net loss for the nine months ended September 30, 2005, was $31.2 million, or $1.09 per share. This compares to a net loss for the same period in 2004 of $25.4 million, or $1.50 per share. The per share amounts for the first nine months of 2004 were derived from the weighted average shares of common stock outstanding for the period, and does include the preferred shares outstanding that converted to common stock subsequent to the company’s initial public offering on April 29, 2004.
Company Milestones
Oncology
Ispinesib (SB-715992):
•	Interim results from the Phase II clinical trial evaluating monotherapy ispinesib in the second-line treatment of patients with locally advanced or metastatic breast cancer will be presented at the 28th San Antonio Breast Cancer Symposium on December 8, 2005. Additional data from this clinical trial are expected in the first half of 2006.

•	Interim data are anticipated by the end of 2005 from a Phase II clinical trial evaluating monotherapy ispinesib in the second-line treatment of platinum-sensitive patients with non-small cell lung cancer.

•	Interim data from an ongoing Phase II clinical trial evaluating monotherapy ispinesib in the second-line treatment of patients with ovarian cancer are expected in the first half of 2006.

•	Interim results from two of the ongoing Phase Ib clinical trials, one evaluating ispinesib in combination with docetaxel and the other in combination with capecitabine, will be presented at the AACR/NCI/EORTC International Conference on November 17, 2005. Data from the third Phase Ib clinical trial of ispinesib are anticipated in the first half of 2006.
The above clinical trial milestones for ispinesib are based on information provided by our strategic partner GSK. SB-743921:
•	Anticipated initiation of a Phase I/II clinical trial in patients with non-Hodgkins Lymphoma by the end of 2005.
Cardiovascular
CK-1827452:
•	Continued enrollment in the ongoing Phase I clinical trial. Data from the Phase I clinical trial are expected in the first half of 2006.
Conference Call and Webcast Information
Members of the management team will review third quarter results via webcast and conference call today at 4:30 PM Eastern Time. The conference call will be simultaneously webcast and can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 1628153.

Cytokinetics Q3 Financials Press Release
October 26, 2005

An archived replay of the webcast will be available via Cytokinetics’ website until November 26, 2005. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 1628153 from October 26, 2005 at 6:45 p.m. Eastern Time until November 2, 2005.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our and our partners’ clinical development and research programs (including statements about evidence of anti-cancer activity), statements regarding upcoming presentations of clinical trial results and initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK or the NCI to postpone or discontinue development efforts for one or more compounds, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance, including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and to pay unanticipated development and other costs, difficulties or delays in patient enrollment for clinical trials and unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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Cytokinetics Q3 Financials Press Release
October 26, 2005

Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues:
Research and development and grant revenues	$1,155	$1,749	$4,668	$9,116
License revenues	700	700	2,100	2,100

Total revenues	1,855	2,449	6,768	11,216

Operating Expenses:
Research and development	9,259	9,535	29,835	28,672
General and administrative	3,325	3,569	9,870	8,688

Total operating expenses	12,584	13,104	39,705	37,360

Operating loss:	(10,729)	(10,655)	(32,937)	(26,144)

Interest and other income	756	569	2,156	1,159
Interest and other expense	(128)	(130)	(390)	(393)

Net loss	$(10,101)	$(10,216)	$(31,171)	$(25,378)

Net loss per common share — basic and diluted	$(0.35)	$(0.36)	$(1.09)	$(1.50)

Weighted average shares used in computing net loss per common share — basic and diluted	28,588,539	28,154,100	28,494,287	16,929,812

Cytokinetics Q3 Financials Press Release
October 26, 2005

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$11,803	$13,061
Short term investments	68,761	92,637
Other current assets	3,091	3,369

Total current assets	83,655	109,067
Long term investments	—	4,555
Property and equipment, net	5,920	7,336
Restricted investments	4,936	5,980
Other assets	1,390	1,163

Total assets	$95,901	$128,101

Liabilities and stockholders’ equity
Current liabilities	$10,764	$11,039
Long-term obligations	6,914	9,506
Stockholder’s equity	78,223	107,556

Total liabilities and stockholders’ equity	$95,901	$128,101